Exhibit 3.112

OPERATING AGREEMENT

FOR

ADESA MINNESOTA, LLC

Effective as of

April 21, 2008

- i -

- ii -

OPERATING AGREEMENT FOR

ADESA MINNESOTA, LLC

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into as of this 21st day of April, 2008 (the “Effective Date”), by and between ADESA Minnesota, LLC, a Minnesota limited liability company (the “Company”), and ADESA, Inc. (the “Member”), as the sole initial member of the Company. The Company was organized as a limited liability company under the Minnesota Limited Liability Company Act (the “Act”). Certain defined terms used in this Agreement are set forth in Schedule I (Schedule of Definitions) attached hereto and made a part hereof. In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the undersigned parties hereby agree as follows:

ARTICLE I.

PURPOSES

The purposes of the Company are to engage in and do any act in furtherance of any and all lawful businesses and activities for which limited liability companies may be formed under the Act.

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.1. Formation. The Company was formed pursuant to the Act upon the filing of Articles of Organization with the Minnesota Secretary of State effective April 21, 2008. The rights and obligations of the Member and the Company shall be as provided under the Act, the Articles of Organization and this Agreement. The Member agrees to each of the provisions of the Articles of Organization.

Section 2.2. Principal Office. The principal office of the Company shall be at 13085 Hamilton Crossing Boulevard, Carmel, IN 46032.

Section 2.3. Registered Office and Registered Agent. The address of the Company’s registered office shall be 380 Jackson Street, Suite 700, St. Paul, MN, 55101, and the name of its initial registered agent at such address shall be Corporation Service Company. The Company may designate another registered office or agent at any time by following the procedures set forth in the Act.

Section 2.4. Duration. The existence of the Company shall continue in perpetuity, unless the Company is dissolved in accordance with Article IX or the Act.

ARTICLE III.

MEMBERS AND CAPITAL STRUCTURE

Section 3.1. Name and Address of Member. The name of the Member and its last known business, residence or mailing address is listed on the attached Exhibit A. The Member shall update Exhibit A from time to time as necessary to accurately reflect the information therein.

Section 3.2. Capital Contributions. The initial Capital Contribution to the Company of the Member is set forth on Exhibit A.

Section 3.3. Additional Capital. The Member shall not be obligated to make any Capital Contributions other than the initial Capital Contributions specified in Section 3.2.

Section 3.4. Capital Accounts.

(a) An individual capital account (the “Capital Account”) shall be established and maintained on behalf of the Member. The Capital Account of the Member shall consist of (i) the amount of cash the Member has contributed to the Company, plus (ii) the fair market value of any property the Member has contributed to the Company, net of any liabilities assumed by the Company or to which such property is subject, plus (iii) the amount of profits or income (including tax-exempt income) allocated to the Member, less (iv) the amount of losses and deductions allocated to the Member, less (v) the amount of all cash distributed to the Member, less (vi) the fair market value of any property distributed to the Member, net of any liability assumed by such Member or to which such property is subject, less (vii) the Member’s share of any other expenditures which are not deductible by the Company for federal income tax purposes or which are not allowable as additions to the basis of Company property, and (viii) subject to such other adjustments as may be required under the Code.

(b) The Member shall not have any liability or obligation to restore a negative or deficit balance in its Capital Account.

Section 3.5. Member Loans or Services. Loans or services by the Member to the Company shall not be considered Capital Contributions unless otherwise designated by the Member.

Section 3.6. Admission of Additional Members. The Member may admit Additional Members to the Company, who will be entitled to participate in the rights of Members as described herein, with admission thereof on such terms as are determined by the Member. Any such Additional Members shall be allocated net income, gains, losses, deductions and credits by such method as may be provided in this Agreement or any successor agreement hereto.

Section 3.7 Certificate of Membership Interest

(a) Recognition of Member. The Company is entitled to recognize a person registered on its books as the owner of the specified percentage of membership interest of the Company as having the exclusive right to receive distributions and to vote notwithstanding any other person’s equitable or other claim to, or interest in, such membership interest.

(b) Transfer of Membership Interests. Membership interests are transferable only on the books of the Company, subject to any transfer restrictions imposed by the Articles of Organization, this Agreement, or an agreement among Members and the Company. Membership interests may be so transferred upon presentation of the certificate representing the membership interests, endorsed by the appropriate person or persons, and accompanied by (i) reasonable assurance that those endorsements are genuine and effective, and (ii) a request to register the transfer.

(c) Certificates. Each Member is entitled to a certificate signed (manually or in facsimile) by the Board of Governors setting forth (i) the name of the Company and that it was organized under Minnesota law, (ii) the name of the person to whom issued, and (iii) the percentage of membership interest represented. The Board of Governors shall prescribe the form of the certificate.

(d) Lost or Destroyed Certificates. A new certificate may be issued to replace a lost or destroyed certificate. Unless waived by the Board of Governors, the Member in whose name the certificate was issued shall make an affidavit or affirmation of the fact that his or its certificate is lost or destroyed, shall advertise the loss or destruction in such manner as the Board of Governors may require, and shall give the Company a bond of indemnity in the amount and form which the Board of Governors may prescribe.

Section 3.8 Membership Interests Shall Be Securities. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the state of its jurisdiction of formation. Each certificate evidencing the membership interests of the Company shall bear the following legend: “This certificate evidences an interest in ADESA Minnesota, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code as in effect in the state of its jurisdiction of formation.” This provision shall not be amended, and any purported amendment to this provision, shall not take effect until all outstanding certificates have been surrendered for cancellation.

ARTICLE IV.

GOVERNANCE OF THE COMPANY

Section 4.1. Management by the Board of Governors. Management of the business and affairs of the Company is vested in the Board of Governors.

Section 4.2. Action by the Company. The Company shall act only by or under the authority of the Member or the Board of Governors.

Section 4.3. Delegation of Certain Management Authority. The Board of Governors may delegate to one or more managers or officers of the Company or one or more employees of the Company any management responsibility or authority. The Board of Governors may create such offices, appoint such officers and delegate thereto such responsibility or authority as it determines to be appropriate.

ARTICLE V.

ACCOUNTING AND RECORDS

Section 5.1. Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

Section 5.2. Access to Records. The books and records of the Company, to the extent required by the Act, shall be maintained at the Company’s Principal Office, and the Member and its duly authorized representatives shall have access to where they are located and have the right to inspect and copy them during ordinary business hours.

Section 5.3. Annual Tax Information. The Company shall use its best efforts to deliver to the Member within 90 days after the end of each fiscal year all information necessary for the preparation of the Member’s federal and state income tax returns. The Company shall also use its best efforts to prepare, within 90 days after the end of each fiscal year, a financial report of the Company for such fiscal year containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of sources and applications of funds, and a statement of reconciliation of the Capital Account of the Member.

Section 5.4. Accounting Decisions. All decisions as to accounting matters, except as otherwise specifically set forth in this Agreement, shall be made by the Member. The Member may rely upon the advice of its accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

Section 5.5. Federal Income Tax Elections. The Member shall make all elections for federal income tax purposes.

ARTICLE VI.

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1. Allocation of Net Income, Net Loss or Capital Gains. The net income, net loss, or capital gains of the Company for each fiscal year of the Company shall be allocated 100% to the Member.

Section 6.2. Distributions. Cash or other property shall be distributed to the Member at such time as the Member shall determine.

ARTICLE VII.

TRANSFERS OF INTERESTS

Section 7.1. Transferability. The Member may Transfer all or any portion of its Interest to another Person at any time. If the Member Transfers its entire Interest to another Person and such Person is admitted as an Additional Member of the Company in accordance with Section 3.6, the Member shall cease to be a Member and shall not have any power to exercise any rights of a Member.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1 Indemnification

(a) To the greatest extent not inconsistent with the laws and public policies of Indiana the Company shall indemnify any Member or Organizer (any such Member or Organizer and any responsible officers, partners, shareholders, members, directors, or managers of such Member or Organizer which is an entity, hereinafter being referred to as the indemnified “person”) made a party to any proceeding because such person is or was a Member or Organizer (or a responsible officer, partner, shareholder, member, director, or manager thereof), as a matter of right, against all liability incurred by such person in connection with any proceeding; provided that it shall be determined in the specific case in accordance with paragraph (d) of this Article that indemnification of such person is permissible in the circumstances because the person has met the standard of conduct for indemnification set forth in paragraph (c) of this Article. The Company shall pay for or reimburse the reasonable expenses incurred by such a person in connection with any such proceeding in advance of final disposition thereof if (i) the person furnishes the Company a written affirmation of the person’s good faith belief that he, she or it has met the standard of conduct for indemnification described in paragraph (c) of this Article, (ii) the person furnishes the Company a written undertaking, executed personally or on such person’s behalf, to repay the advance if it is ultimately determined that such person did not meet such standard of conduct, and (iii) a determination is made in accordance with paragraph (d) that based upon facts then known to those making the determination, indemnification would not be precluded under this Article. The undertaking described in subparagraph (a)(ii) above must be a general obligation of the person subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The Company shall indemnify a person who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable expenses incurred by the person in connection with the proceeding without the requirement of a determination as set forth in paragraph (c) of this Article. Upon demand by a person for indemnification or advancement of expenses, as the case may be, the Company shall expeditiously determine whether the person is entitled thereto in accordance with this Article. The indemnification and advancement of expenses provided for under this Article shall be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Article.

(b) The Company shall have the power, but not the obligation, to indemnify any person who is or was an employee or agent of the Company to the same extent as if such person was an indemnified person as defined in paragraph (a) of this Article.

(c) Indemnification of a person is permissible under this Article only if (i) such person conducted himself, herself or itself in good faith, (ii) such person reasonably believed that his, her or its conduct was in or at least not opposed to the Company’s best interest, and (iii) in the case of any criminal proceeding, such person had no reasonable cause to believe his, her or its conduct was unlawful. Indemnification is not permissible against liability to the extent such liability is the result of the person’s willful misconduct, recklessness, violation of the Company’s Operating Agreement or any improperly obtained financial or other benefit to which the person was not legally entitled. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the standard of conduct described in this paragraph (c).

(d) A determination as to whether indemnification or advancement of expenses is permissible shall be made by (i) a majority in interest of the Members (including any interested Member); or (ii) independent special legal counsel selected in accordance with (d)(i) above.

(e) Any person (as defined in paragraph (a) of this Article) who is a party to a proceeding may apply for indemnification from the Company to the court, if any, conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving notice the court considers necessary, may order indemnification if it determines:

(i) In a proceeding in which the person is wholly successful, on the merits or otherwise, the person is entitled to indemnification under this Article, in which case the court shall order the Company to pay the person his, her or its reasonable expenses incurred to obtain such court ordered indemnification; or

(ii) The person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standard of conduct set forth in paragraph (c) of this Article.

(f) Indemnification shall also be provided for a person’s conduct with respect to an employee benefit plan if the person reasonably believed his, her or its conduct to be in the interests of the participants in and beneficiaries of the plan.

(g) Nothing contained in this Article shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any such person or any person who is or was serving at the Company’s request as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic company, partnership, association, limited liability company, corporation, joint venture, trust, employee benefit plan, or other enterprise, whether for-profit or not. Nothing contained in this Article shall limit the ability of the Company to otherwise indemnify or advance expenses to any person. It is the intent of this Article to provide indemnification to such a person to the fullest extent now or hereafter permitted by the law consistent with the terms and conditions of this Article. If indemnification is permitted under this Article indemnification shall be provided in accordance with this Article irrespective of the nature of the legal or equitable theory upon which a claim is asserted, including without limitation, negligence, breach of duty, waste, breach of contract (except to the extent the claim relates to the Operating Agreement or a contract between the Company and that Member), breach of warranty, strict liability, violation of federal or state securities law, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal law.

(h) For purposes of this Article:

(i) The term “expenses” includes all direct and indirect costs (including without limitation counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Article, applicable law or otherwise.

(ii) The term “liability” means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(iii) The term “party” includes a person who was, is or is threatened to be made a named defendant or respondent in a proceeding.

(iv) The term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(i) The Company may purchase and maintain insurance for its benefit, the benefit of any person who is entitled to indemnification under this Article, or both, against any liability asserted against or incurred by such person in any capacity or arising out of such person’s service with the Company, whether or not the Company would have the power to indemnify such person against such liability.

ARTICLE IX.

DISSOCIATION OF A MEMBER

Section 9.1. Dissociation. The Member ceases to be a Member upon the occurrence of either of the following events (each an “Event of Dissociation”):

(a) the Member voluntarily withdraws from the Company; or

(b) the Member Transfers its entire Interest to another Person and such Person is admitted as an Additional Member of the Company in accordance with the terms of Section 3.6.

ARTICLE X.

DISSOLUTION AND WINDING UP

Section 10.1. Dissolution. The Company shall be dissolved and its affairs wound up on the first of the following to occur:

(a)	A determination by the Member that the Company shall be dissolved; or

(b)	At such earlier time as may be provided by applicable law.

Notwithstanding any other provision of this Agreement or the Act, the Member hereby agrees that the business of the Company shall be continued upon the occurrence of an Event of Dissociation and that the Company shall not be dissolved upon the occurrence of an Event of Dissociation other than pursuant to the terms of Section 9.1(a).

Section 10.2. Winding Up. Upon dissolution, the Member shall proceed to wind up and liquidate the business and affairs of the Company, and the Company may only carry on business that is appropriate to wind up and liquidate the business and affairs of the Company, including the following: (a) collecting the Company’s assets; (b) disposing of properties that will not be distributed in kind to the Member; (c) discharging or making provision for discharging liabilities; (d) distributing the remaining property to the Member; and (e) doing every other act necessary to wind up and liquidate the business and affairs of the Company. The Member shall follow the procedure for disposing of known claims set forth in the Act.

Section 10.3. Distribution of Assets. Upon the winding up of the Company, the assets shall be distributed as follows:

(a) To creditors, including the Member if it is a creditor of the Company to the extent permitted by law, in the order of priority as provided by law to satisfy the liabilities of the Company whether by payment or by the establishment of adequate reserves, excluding liabilities for distributions to the Member pursuant to Article VI;

(b) To the Member to repay any loans to the Company or to satisfy any liabilities for distributions pursuant to Article VI which remain unpaid; and

(c) To the Member in respect of its Capital Account after giving effect to all contributions, distributions and allocations for all periods.

ARTICLE XI.

AMENDMENTS

Section 11.1. Amendments. The Member and the Company may amend this Agreement from time to time by written instrument reflecting such amendment.

ARTICLE XII.

MISCELLANEOUS

Section 12.1. Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement between the Member and the Company with respect to its subject matter. This Agreement and the Articles replace and supersede all prior agreements by and among the Member and the Company. This Agreement and the Articles supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the parties or have any force or effect whatsoever.

Section 12.2. Governing Law. This Agreement and the rights of the parties under this Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of Minnesota.

Section 12.3. Binding Effect; Conflicts. This Agreement will be binding upon and inure to the benefit of the parties, and their respective distributees, successors and assigns. This Agreement is subject to, and governed by, the Act and the Articles. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Articles, the provisions of the Act or the Articles, as the case may be, will be controlling.

Section 12.4. Headings; Interpretation. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

Section 12.5. Severability. If any provision of this Agreement is held to be illegal, invalid, unreasonable, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, unreasonable, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, unreasonable, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, unreasonable, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, unreasonable, or unenforceable provision as may be possible and be legal, valid, reasonable, and enforceable.

Section 12.6. Additional Documents and Acts. Each party agrees to promptly execute and deliver such additional documents, statements of interest and holdings, designations, powers of attorney, and other instruments, and to perform such additional acts, as the other party may determine to be necessary, useful or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement, and to comply with all applicable laws, rules and regulations.

Section 12.7. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties and their respective successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other third party. No creditor or other third party will have any rights, interest, or claims under the Agreement or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 12.8. Notices. Any notice to be given or to be served upon the Company or the Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at the address specified on Exhibit A. Any party may, at any time by giving five days’ prior written notice to the other party, designate any other address in substitution of the foregoing address to which such notice will be given.

Section 12.9. Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.

Section 12.10. No Remedies Exclusive. To the extent any remedies are provided herein for a breach of this Agreement, the Articles or the Act, such remedies shall not be exclusive of any other remedies the aggrieved party may have, at law or in equity.

Section 12.11. Incorporated Schedule and Exhibits. The following Schedule and Exhibit are attached to and/or have been identified as Schedules and Exhibits to this Agreement and are incorporated in this Agreement by reference as if fully set forth herein:

Schedule I to Operating Agreement. Schedule of Definitions.

Exhibit A to Operating Agreement. Name and Address of Member and Capital Contribution.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth opposite their signatures, to be effective on the Effective Date.

COMPANY:

ADESA MINNESOTA, LLC

Date:	April 21, 2008	By:	/s/ Michelle Mallon
Michelle Mallon, Vice President & Secretary

MEMBER:

ADESA, INC.

Date:	April 21, 2008	By:	/s/ Rebecca Polak

Schedule I

to

Operating Agreement

Schedule of Definitions

The terms used in this Agreement with their initial letters capitalized shall have, unless the context otherwise requires or unless otherwise expressly provided in this Agreement, the meanings specified in this Schedule I. Any term used but not defined in this Agreement shall have the meanings set forth in the Act. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means the Minnesota Limited Liability Company Act, Chapter 322B, as the same may be amended from time to time.

“Additional Member” means any individual or Entity admitted as a Member pursuant to Section 3.6.

“Agreement” means this Operating Agreement of the Company, as originally executed and as amended from time to time.

“Capital Contribution” means the total value of cash and agreed fair market value of property contributed and agreed to be contributed to the Company by the Member, as shown on Exhibit A, as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of any succeeding law.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Entity” means any association, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, or foreign associations of like structure.

“Event of Dissociation” means any of the events listed in Section 8.1 upon which the Member ceases to be a Member.

“Interest” means the entire ownership interest of the Member in the Company at any particular time, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement and under the Act, together with the obligations of the Member to comply with all of the terms and provisions of this Agreement.

“Member” or “Members” refers to ADESA, Inc. as the sole Member of the Company and any Additional Members admitted to the Company.

Schedule I-1

“Operating Agreement” means this Agreement.

“Person” means an individual or an Entity.

“Principal Office” means the address established pursuant to Section 2.2.

“Transfer” means any assignment of governance or financial rights as provided in Minnesota Statutes 322B.31 and 322B.313.

Schedule I-2

Exhibit A

To Operating Agreement

Name and Address of Member and Capital Contribution

Member	Percentage Interest
ADESA, Inc. 13085 Hamilton Crossing Blvd. Carmel, IN 46032	100%

Exhibit A